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February 5, 2016

American Campus Communities, Inc.
American Campus Communities Operating Partnership LP
12700 Hill Country Blvd., Suite T-200
Austin, Texas 78738

Ladies and Gentlemen:

We are acting as special counsel to American Campus Communities, Inc., a Maryland corporation (the “Company”), and American Campus Communities Operating Partnership LP, a Maryland limited partnership (the “Operating Partnership”), in connection with the issuance and sale by the Company of 15,600,000 shares of its common stock ("Common Stock"), par value $0.01 per share, and an additional 2,240,000 shares of its Common Stock pursuant to an option granted by the Company, pursuant to the Underwriting Agreement (as defined below), pursuant to the prospectus supplement dated February 2, 2016 supplementing the prospectus dated May 21, 2015 that forms part of the Company’s and the Operating Partnership’s Registration Statement on Form S-3 (File Nos. 333-204364 and 333-204364-01) filed by the Company and the Operating Partnership with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are to be sold pursuant to the Underwriting Agreement (the "Underwriting Agreement") dated February 2, 2016 among the Company and the Operating Partnership, on one hand, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, KeyBanc Capital Markets Inc., J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters named in Schedule I thereto, on the other hand. These opinions relate to the Company’s qualification for federal income tax purposes as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”).

In rendering the following opinions, we have examined the Articles of Incorporation and Bylaws of the Company and such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein.

We have relied upon the factual representations of officers of the Company that the Company has been and will be owned and operated in such a manner that the Company has and will continue to satisfy the requirements for qualification as a REIT under the Code. We assume that the Company has been and will be operated in accordance with applicable laws and the terms and conditions of applicable documents. In addition, we have relied on certain additional facts and assumptions described below.

In rendering the opinions set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) the accuracy and completeness of all records made available to us and (vii) the factual accuracy of all representations, warranties and other statements made by all parties. We have also assumed, without investigation, that all documents, certificates, representations, warranties and covenants on which we have relied in rendering the opinions set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinions set forth herein, from such earlier date through and including the date of this letter.

The discussion and conclusions set forth below are based upon the Code, the Treasury Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all of which are subject to change. No assurance can therefore be given that the federal income tax consequences described below will not be altered in the future.

American Campus Communities, Inc.
American Campus Communities Operating Partnership LP
February 5, 2016

Based upon and subject to the foregoing and the assumptions, qualifications and factual matters in the Registration Statement, and provided that the Company continues to meet the applicable asset composition, source of income, shareholder diversification, distribution and other requirements of the Code necessary for a corporation to qualify as a REIT, we are of the opinion that:

1.    The Company has met the requirements for qualification and taxation as a REIT for each taxable year commencing with the taxable year ended December 31, 2004.

2.    The diversity of equity ownership, operations through the date of this opinion and proposed method of operation should allow the Company to qualify as a REIT for the taxable year ending December 31, 2016.

We express no opinion with respect to the transactions described herein other than those expressly set forth herein. The Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its income, the composition of its assets, the level of its distributions to shareholders, and the diversity of its share ownership. Dentons US LLP will not review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual operating results of the Company and the entities in which the Company owns interests, the sources of their income, the nature of their assets, the level of distributions to shareholders and the diversity of share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT. Additionally, you should recognize that our opinions are not binding on the Internal Revenue Service (the “IRS”) and that the IRS may disagree with the opinions contained herein.

We hereby consent to the use of our opinion as an Exhibit to the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to all references to our firm included in or made a part of the Prospectus Supplement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated by the SEC. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Dentons US LLP